Exhibit T3A-35

State of Delaware Secretary of State Division of Corporations Delivered 12:23 PM 08/31/2021 FILED 12:23 PM 08/31/2021 SR 20213125928 - File Number 6207471

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF LIMITED LIABILITY COMPANY

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is Columbia Care Maine Holding Company LLC.

2. The Registered Office of the limited liability company in the State of Delaware is located at 251 Little Falls Drive (street), in the City of Wilmington, Zip Code 19808. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is Corporation Service Company.

By:	/s/ Nicholas Vita
Authorized Person

Name:	Nicholas Vita
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